UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2016

NOBLE ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-07964	73-0785597
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

1001 Noble Energy Way Houston, Texas		77070
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (281) 872-3100
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
On December 1, 2016, Noble Energy, Inc. (“Noble Energy”, “we” or “us”) and CNX Gas Company LLC (“CNX”), a subsidiary of CONSOL Energy Inc., terminated the Joint Development Agreement dated September 30, 2011 (the “JDA”), in connection with the closing of the previously announced Exchange Agreement dated October 29, 2016 between us and CNX. The JDA provided for the development of certain oil and gas properties that were jointly owned by us and CNX (including certain related assets, the “Co-Owned Properties”) and, in certain circumstances, required us to fund one-third of CNX’s working interest share of certain drilling and completion costs incurred in connection with the Co-Owned Properties (the “Carried Costs”). As of October 1, 2016, our Carried Cost obligation under the JDA totaled $1.6 billion.
As a result of the closing of the Exchange Agreement:

•	the remaining balance of our Carried Cost obligation was satisfied and extinguished;

•	CNX transferred all of its interest in a portion of the Co-Owned Properties to us;

•	we transferred all of our interest in the remainder of the Co-Owned Properties to CNX; and

•	we paid CNX $213 million in cash (which included $8 million of closing adjustments).
Upon termination of the JDA, all remaining material obligations of the parties under that agreement were terminated and are of no further force or effect.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE ENERGY, INC.

Date: December 6, 2016	By:	/s/ Aaron G. Carlson
Aaron G. Carlson
Assistant Secretary